Exhibit 99.1

Enumeral Reports Third Quarter 2015 Financial Results

and Provides Corporate Update

CAMBRIDGE, Mass.—November 10, 2015--Enumeral Biomedical Holdings, Inc. (OTCQB: ENUM) (“Enumeral” or the “Company”), a biotechnology company focused on discovering and developing novel antibody immunotherapies that help the immune system fight cancer and other diseases, today reported financial results for the quarter ended September 30, 2015.

“We continue to make important progress in our research and development activities, particularly with our PD-1 antibody program,” said Arthur H. Tinkelenberg, Ph.D., President and Chief Executive Officer. “We have identified novel antibodies that do not appear to compete with currently marketed antibodies for binding to PD-1, nor do they appear to compete with PD-L1. These antibodies appear to display enhanced activity in relieving the immunosuppressive effects of PD-L1. We are excited by the potential for these novel antibodies to broaden the effectiveness of checkpoint therapy by providing PD-1 antibodies with an alternative mechanism of action.”

“We are also encouraged by the progress in other areas of our pipeline, including our TIM-3 and LAG-3 programs, which are advancing through additional research studies,” Dr. Tinkelenberg continued. “Further, we are pleased to have achieved the first milestone in our immuno-oncology-focused collaboration with Merck, and we look forward to reporting on additional developments for all of our lead development programs during the months ahead.”

Business Highlights for the Third Quarter 2015

•	During the quarter, Enumeral reported continued progress in its R&D pipeline, including the Company’s PD-1 antibody program and its TIM-3 and LAG-3 antibody programs:

○	Enumeral has identified antibodies that appear to bind to the PD-1 inhibitory checkpoint protein in a manner different from that of currently marketed anti-PD-1 antibodies, while retaining activity in cell-based assays. In September, Enumeral reported that these novel antibodies do not appear to compete with currently marketed antibodies for binding to PD-1, nor do they appear to compete with PD-L1, providing further evidence of a differentiated mechanism of action.

○	Enumeral has isolated and sequenced more than 300 anti-PD-1 antibodies from primary B cells. The Company has humanized two lead antibodies and tested them in cell-based assays. Enumeral’s novel family of antibodies exhibits a higher level of T cell activation in mixed lymphocyte reaction (MLR) and other assays than associated with currently-marketed antibodies. Enumeral’s lead antibodies have demonstrated increased interferon gamma production as shown by MLR assay, which is designed to assess T cell effector function using primary human immune cells, and these antibodies also demonstrated dose-dependent increases in T cell CD25 expression.

○	In Enumeral’s TIM-3 program, the Company announced that it has isolated 124 TIM-3 binding antibodies. Enumeral’s bioinformatics analysis indicates desirable diversity, with the antibodies falling into 42 distinct clades that bind to TIM-3. Enumeral plans to apply its unique approach to cellular immune response profiling to further understand the utility of these different antibodies for modulation of different tumor infiltrating lymphocytes. The Company currently anticipates nominating lead clones in the fourth quarter of 2015, and beginning the humanization process by the end of this year

○	In Enumeral’s LAG-3 program, the Company has isolated 102 LAG-3 binding antibodies that fall into 40 distinct clades that bind to LAG-3. The Company is currently in the process of selecting antibody clones for further characterization.

•	In September, Enumeral announced that it had achieved the first milestone in its immuno-oncology-focused collaboration with Merck Sharp & Dohme Corp. (Merck). In this collaboration, the collaborators are applying Enumeral’s Human Approach immune profiling technology to colorectal cancer patient tissues in order to identify functional cellular responses to immuno-oncology therapies being developed by Merck.

•	In August, Enumeral announced that it has entered into a research study agreement with the University of Massachusetts Medical School, which includes that institution’s clinical partner, UMass Memorial Health Care, Inc. UMass Medical School is providing Enumeral with tissue samples and blood samples from subjects with melanoma who are being treated with Ipilimumab (Yervoy), and Enumeral will have access to the samples for research-only use in in-vitro studies.

Third Quarter 2015 Financial Results

•	Cash and Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities as of September 30, 2015 were $5.9 million, compared to $13.5 million as of December 31, 2014. The Company believes that its existing cash and cash equivalents, as well as anticipated cash flow from collaborations, will be sufficient to support its operations into the second quarter of 2016. The Company expects that it will require significant additional financing in the future, which it may seek to raise through public or private equity offerings, debt financings or additional strategic alliances and licensing arrangements.

•	Revenue: Revenue increased by $413,417 to $483,825 for the three months ended September 30, 2015, as compared to $70,408 for the three months ended September 30, 2014. This increase in revenue is attributable to the Company’s collaboration agreement with Merck and its grant from the National Cancer Institute.

•	Research and Development Expenses: Research and development (“R&D”) expenses increased by $739,530 to $1,798,241 for the three months ended September 30, 2015, as compared to $1,058,711 for the three months ended September 30, 2014. This increase is primarily attributable to increases in payroll and personnel expenses related to the hiring of additional R&D employees, increases in outsourced services, increased laboratory costs, and an increase in depreciation expense. R&D expenses may continue to increase to the extent that the Company enters into additional strategic alliances with third parties and hires additional personnel.

•	General and Administrative Expenses: General and administrative expenses increased by $190,846 to $1,354,064 for the three months ended September 30, 2015, as compared to $1,163,218 for the three months ended September 30, 2014. This increase is primarily attributable to increases in payroll and personnel expenses and increased professional services fees, which includes additional fees related to being a publicly traded company.

•	Interest income (expense): Net interest income (expense) increased $146,275 to $5,358 for the three months ended September 30, 2015, as compared to ($140,917) for the three months ended September 30, 2014. This increase is primarily attributable to the decrease in interest expense associated with the extinguishment of previously issued debt and convertible notes in connection with the Company’s July 2014 private placement transaction (the “PPO”). No such instruments were outstanding during the three months ended September 30, 2015.

•	Other expense. Based on the final amount of gross proceeds raised in the PPO, the Company issued 1,693,747 additional shares of common stock to the holders of the Company’s common stock immediately prior to the July 2014 reverse merger transaction with Enumeral Biomedical Corp. pursuant to certain anti-dilution provisions contained in the merger agreement. These additional shares were issued at $1.00 per share. The Company recorded $1,693,747 in expenses related to these additional shares in the three month period ended September 30, 2014. The Company had no similar expense in 2015.
•	Change in fair value of derivative liabilities: In connection with the PPO, the Company issued warrants to purchase an aggregate of 23,549,510 shares of Enumeral common stock. The Company also issued warrants to purchase an aggregate of 66,574 shares of its common stock related to a prior financing transaction. As of September 30, 2015, these warrants remained unexercised. The fair value of the warrants is recorded in the liability section of the unaudited condensed consolidated balance sheet and at September 30, 2015 was estimated at $5,285,646. During the three month period ended September 30, 2015, the Company realized a gain of $3,281,406, due to the change in the fair value of the warrant liability. This gain is principally a result of the decrease of the fair value of the Company’s stock price between June 30, 2015 and September 30, 2015. The Company expects that future changes in the fair value of the warrant liability will be due primarily to fluctuations in the value of the Company’s common stock and potential exercises of outstanding warrants.

•	Net Income (loss): Net income increased by $9,441,776 to $618,284 for the three months ended September 30, 2015, as compared to a net loss of $8,823,492 for the three months ended September 30, 2014. This increase was primarily due to an increase in the change in fair value of derivative liabilities of $8,118,713 and an increase in revenues of $413,417, offset by an increase of $930,376 in research and development and general and administrative expenses.

About Enumeral

Enumeral is a biopharmaceutical company discovering and developing novel antibody immunotherapies that help the immune system fight cancer and other diseases. The Company is building a pipeline focused on next-generation checkpoint modulators, with initial targets including PD-1, TIM-3, LAG-3, TIGIT, VISTA, and others. In developing these agents, Enumeral’s researchers apply a proprietary immune profiling technology platform that measures functioning of the human immune system at the level of individual cells, providing key insights for candidate selection and validation. For more information on Enumeral, please visit www.enumeral.com.

Forward Looking Statements Disclosure

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements reflect current beliefs of Enumeral Biomedical Holdings, Inc. (“Enumeral”) with respect to future events and involve known and unknown risks, uncertainties, and other factors affecting operations, market growth, Enumeral’s stock price, services, products and licenses. No assurances can be given regarding the achievement of future results, and although Enumeral believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, actual results may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements include, among others, the risks that (a) Enumeral’s expectations regarding market acceptance of the Company’s business in general and the Company’s ability to penetrate the antibody discovery and development fields in particular, as well as the timing of such acceptance, (b) Enumeral’s ability to attract and retain management with experience in biotechnology and antibody discovery and similar emerging technologies, (c) the scope, validity and enforceability of Enumeral’s and third party intellectual property rights, (d) Enumeral’s ability to raise capital when needed and on acceptable terms and conditions, (e) Enumeral’s ability to comply with governmental regulation, (f) the intensity of competition, (g) changes in the political and regulatory environment and in business and fiscal conditions in the United States and overseas and (h) general economic conditions.

More detailed information about Enumeral and risk factors that may affect the realization of forward-looking statements, including forward-looking statements in this press release, is set forth in Enumeral’s filings with the Securities and Exchange Commission. Enumeral urges investors and security holders to read those documents free of charge at the Commission’s website at http://www.sec.gov. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, Enumeral undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

Enumeral Biomedical Holdings Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$5,940,491	$13,470,236
Other current assets	735,976	486,781
Total current assets	6,676,467	13,957,017

Property and equipment, net	1,691,676	1,007,127
Other assets	541,396	570,826
Total assets	$8,909,539	$15,534,970

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$1,037,470	$614,106
Accrued expenses	671,984	217,141
Derivative liabilities	5,285,646	16,118,802
Other liabilities	174,052	167,324
Total current liabilities	7,169,152	17,117,373
Other long term liabilities	25,793	101,180
Total liabilities	7,194,945	17,218,553
Total stockholders' equity (deficiency)	1,714,594	(1,683,583)
Total liabilities and stockholders’ equity (deficiency)	$8,909,539	$15,534,970

Enumeral Biomedical Holdings Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,
	2015	2014

Revenue:
Collaboration and license revenues	$395,448	$65,000
Grant revenue	88,377	5,408
	483,825	70,408
Cost of revenue and expenses:
Research and development	1,798,241	1,058,711
General and administrative	1,354,064	1,163,218
Total cost of revenue and expenses	3,152,305	2,221,929
Loss from operations	(2,668,480)	(2,151,521)
Other income (expense):
Interest income (expense)	5,358	(140,917)
Other expense	-	(1,693,747)
Change in fair value of derivative liabilities	3,281,406	(4,837,307)
Total other income (expense), net	3,286,764	(6,671,971)
Net income (loss) before income taxes	618,284	(8,823,492)
Provision for income taxes	-	-
Net income (loss)	$618,284	$(8,823,492)
Net income (loss) per common share:
Basic	$0.01	$(0.22)
Diluted	$0.01	$(0.22)

Weighted-average number of common shares outstanding:
Basic	51,699,028	40,724,549
Diluted	52,986,588	40,724,549

Contacts

Enumeral Biomedical Holdings, Inc.

Kevin G. Sarney, 617-945-9146

kevin@enumeral.com

Burns McClellan, Inc., on behalf of Enumeral Biomedical Holdings, Inc.

Investors

Steve Klass, 212-213-0006

sklass@burnsmc.com

or

Media

Justin Jackson, 212-213-0006, ext. 327

jjackson@burnsmc.com